Exhibit 5.1

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

September 21, 2009

Genworth Financial, Inc.

6620 West Broad Street

Richmond, Virginia 23230

Ladies and Gentlemen:

We have acted as counsel to Genworth Financial, Inc. (the “Company”) in connection with the offer and sale by the Company of 55,200,000 shares of its Class A Common Stock, par value $0.001 per share (the “Shares”), pursuant to the underwriting agreement, dated September 15, 2009 (the “Agreement”), between the Company and Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., as representatives of the underwriters named therein.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company, (ii) the Agreement, (iii) the Registration Statement on Form S-3 (File No. 333-161562), filed by the Company on August 26, 2009 (the “Registration Statement”), (iv) the prospectus, dated as of August 26, 2009 (the “Base Prospectus”), which forms a part of the Registration Statement, (v) the preliminary prospectus supplement, dated September 14, 2009, (vi) the prospectus supplement, dated September 15, 2009 (the “Prospectus Supplement”), and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Based on and subject to the foregoing we advise you that, in our opinion, the Shares have been duly authorized and, when issued as contemplated by the Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ WEIL, GOTSHAL & MANGES LLP

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